Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2018 RECORD REVENUES

OF $114.7 MILLION, RECORD OPERATING INCOME OF $60.2 MILLION AND

RECORD DILUTED EPS OF $1.27

First Quarter Financial Highlights*

•	Record revenues of $114.7 million, up 11.4%

•	Record operating income of $60.2 million, up 9.1%

•	Expenses of $54.5 million, includes $1.7 million of duplicate occupancy expense

•	Record diluted EPS of $1.27, up 14.4% from $1.11

•	Record U.S. high-grade market share of 18.0%, up from 15.9%

•	Record trading volume of $465.0 billion, up 17.9%

•	Record trading volume in each of our four core products: U.S. high-grade, high-yield, Eurobonds and emerging market bonds

* All comparisons versus first quarter 2017.

NEW YORK, April 25, 2018 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2018.

“Trading volumes and commission revenue benefited from a modest improvement in market volatility during the quarter,” said Rick McVey, Chairman and CEO of MarketAxess. “MiFID II implementation led to record trading volumes and post-trade revenue. Open Trading activity continues to grow, driving meaningful transaction cost savings and improved liquidity for our clients.”

First Quarter Results

Total revenues for the first quarter of 2018 increased 11.4% to $114.7 million, compared to $103.0 million for the first quarter of 2017. Operating income was $60.2 million, compared to $55.2 million for the first quarter of 2017, an increase of 9.1%. Operating margin was 52.5%, compared to 53.6% for the first quarter of 2017. Net income totaled $47.9 million, or $1.27 per share on a diluted basis, compared to $42.5 million, or $1.11 per share, for the first quarter of 2017.

Commission revenue for the first quarter of 2018 increased 9.3% to $102.8 million, compared to $94.0 million for the first quarter of 2017. Variable transaction fees increased 2.5% to $79.8 million on total trading volume of $465.0 billion for the first quarter of 2018, compared to variable transaction fees of $77.8 million on total trading volume of $394.4 billion for the first quarter of 2017. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 18.0% for the first quarter of 2018, compared to an estimated 15.9% for the first quarter of 2017.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $11.9 million, compared to $8.9 million for the first quarter of 2017. The increase in all other revenue was principally due to higher post-trade services revenue of $2.1 million and information services revenue of $0.9 million.

Total expenses for the first quarter of 2018 increased 14.1% to $54.5 million, compared to $47.8 million for the first quarter of 2017. The increase in total expenses was largely due to higher occupancy costs of $1.9 million, employee compensation and benefit costs, mainly due to an increase in headcount, of $1.6 million and technology and communication costs of $1.2 million. Occupancy costs in the first quarter of 2018 include duplicate expense recognized during the build-out phase of the Company’s new corporate offices in New York. The duplicate expense had the effect of increasing total expenses by $1.7 million and reducing diluted EPS by $0.03. Other income (expense) increased to $0.8 million from $0.4 million due to a $0.4 million increase in investment income as a result of higher investment balances and an increase in interest rates.

The effective tax rate for the first quarter of 2018 was 21.4%, compared to 23.6% for the first quarter of 2017. The first quarter of 2018 income tax provision reflected a reduction in the federal income tax rate and other changes associated with the Tax Cuts and Jobs Act (the “Tax Act”) and $1.8 million of excess tax benefits related to share-based compensation awards that vested or were exercised during the quarter. The first quarter of 2017 income tax provision included $5.8 million of excess tax benefits related to share-based compensation awards. The Company continues to monitor guidance that may be issued by the U.S. Department of the Treasury that could cause changes to the interpretations and assumptions made by the Company to account for the impact of the Tax Act.

Employee headcount was 429 as of March 31, 2018 and December 31, 2017 compared to 391 as of March 31, 2017.

Dividend

The Company’s board of directors declared a cash dividend of $0.42 per share of common stock outstanding, to be paid on May 23, 2018 to stockholders of record as of the close of business on May 9, 2018.

Share Repurchases

A total of 30,500 shares were repurchased in the first quarter of 2018 at a cost of $6.3 million.

Balance Sheet Data

As of March 31, 2018, total assets were $589.3 million and included $400.4 million in cash, cash equivalents and investments. Total stockholders’ equity as of March 31, 2018 was $537.2 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 25, 2018, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 5884388. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,300 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc. Consolidated Statements of Operations
	Three Months Ended
	March 31,
	2018	2017
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$102,772	$94,022
Information services	7,066	6,185
Post-trade services	4,576	2,456
Other (1)	300	301

Total revenues	114,714	102,964

Expenses
Employee compensation and benefits (1)	28,834	27,284
Depreciation and amortization	5,269	4,693
Technology and communications	5,779	4,585
Professional and consulting fees	5,057	4,279
Occupancy	3,337	1,404
Marketing and advertising	2,065	1,886
Clearing costs	1,725	1,327
General and administrative(1)	2,475	2,348

Total expenses	54,541	47,806

Operating income	60,173	55,158
Other income (expense) (1)
Investment income	1,168	747
Other, net	(328)	(298)

Total other income	840	449

Income before income taxes	61,013	55,607
Provision for income taxes	13,073	13,144

Net income	$47,940	$42,463

Per Share Data:
Net income per common share
Basic	$1.30	$1.15
Diluted	$1.27	$1.11
Cash dividends declared per common share	$0.42	$0.33
Weighted-average common shares:
Basic	36,954	36,850
Diluted	37,886	38,112

(1)	The Company has revised the format of the consolidated statement of operations to separately present non-operating activities. Such activities include investment income, unrealized and realized gains (losses) on trading securities, foreign exchange gains (losses), investment advisory fees and other miscellaneous non-operating activities. Accordingly, the Company reclassified these amounts from the various revenue and expense line items to Other income (expense). Such reclassifications had no effect on previously reported income before income taxes or net income.

MarketAxess Holdings Inc. Commission Revenue Details
	Three Months Ended
	March 31,
	2018	2017
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$38,767	$35,523
Other credit [1]	40,427	41,695
Liquid products [2]	583	630

Total transaction fees	79,777	77,848

Distribution Fees
U.S. high-grade	17,227	15,750
Other credit[1]	5,540	280
Liquid products[2,3]	228	144

Total distribution fees	22,995	16,174

Total commissions	$102,772	$94,022

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$158	$166
U.S. high-grade—floating-rate	94	55
Total U.S. high-grade	154	162
Other credit	202	261
Liquid products	41	41
Total	172	197

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2018	December 31, 2017
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$156,169	$167,014
Investments, at fair value	244,271	239,521
Accounts receivable, net	67,529	52,636
All other assets	121,304	122,061

Total assets	$589,273	$581,232

Liabilities and stockholders’ equity
Total liabilities	$52,109	$66,464
Total stockholders’ equity	537,164	514,768

Total liabilities and stockholders’ equity	$589,273	$581,232

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2018	2017
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$47,940	$42,463
Add back:
Interest expense	—	—
Provision for income taxes	13,073	13,144
Depreciation and amortization	5,269	4,693

Earnings before interest, taxes, depreciation and amortization	$66,282	$60,300

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$31,439	$30,549
Add back:
Net (sales) purchases of corporate debt trading investments	(3,054)	1,196
Less:
Purchases of furniture, equipment and leasehold improvements	(2,278)	(4,149)
Capitalization of software development costs	(3,590)	(3,172)

Free cash flow	$22,517	$24,424

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended March 31,
	2018	2017
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$236,523	$211,974
U.S. high-grade - floating-rate	14,462	7,420

Total U.S. high-grade	250,985	219,394
Other credit	199,943	159,724
Liquid products	14,079	15,306

Total	$465,007	$394,424

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,115	$3,539
Other credit	3,254	2,557
Liquid products	230	247

Total	$7,599	$6,343

Number of U.S. Trading Days [1]	61	62
Number of U.K. Trading Days [2]	63	64

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.